Exhibit 10.1

Denny's 2013 Long-Term Incentive Program Description

Program Concept
The Compensation and Incentives Committee of the Board of Directors (the “Compensation Committee”) has approved the 2013 Long-Term Incentive (LTI) Program, an incentive compensation program pursuant to and subject to the Denny's Corporation 2012 Omnibus Incentive Plan.
Under the program, participants are granted a target number of performance shares and a target cash award. From 0% to 200% of the target number of performance shares and the target amount of cash may be earned based on the results of Denny's Total Shareholder Return (TSR), discussed further below. Once earned, the performance shares convert to and are settled in shares of Denny's stock on a one-for-one basis.
The number of shares and the percentage of the cash target earned will be contingent upon Denny's TSR results as compared to its peers (refer to Peer Group listed below).
Please refer to your individual award agreement for your target number of performance shares and target cash award.
Your award agreement and the 2012 Omnibus Incentive Plan govern the terms of this award. Please read these documents carefully. If any term in this document conflicts with the award agreement, the terms of the award agreement will control the award.
Eligibility
Vice Presidents and above are eligible for the 2013 long-term incentive awards. At the discretion of the Executive Committee, and with approval by the Compensation Committee, certain director-level and senior director-level employees also may be eligible for these awards.
Performance Period & Vesting Schedule
The performance period will be the three-year fiscal period beginning December 27, 2012 and ending December 30, 2015. Performance shares will vest and be earned at the end of the performance period. Participants will have no voting or dividend rights until the shares are distributed. The cash award will also vest and be earned at the end of the performance period.

Participants must be employed on the vesting date in order to vest in the award (except in cases of death or disability, or otherwise as noted below). Termination for cause results in forfeiture of all unpaid awards, including otherwise vested awards.

How Performance Is Measured
Performance will be measured based on the Total Shareholder Return (TSR) of Denny's stock compared to the Total Shareholder Returns of the stocks of Denny's Peer Group over the three-year performance period. TSR combines share price appreciation and dividends paid to show the total return to the shareholder. TSR will be calculated as follows:
TSR = (ending stock price - beginning stock price + reinvested dividends) / beginning stock price

A 20-trading day average will be used to determine the beginning and ending stock prices for Denny's and its Peer Group. Based on this definition, Denny's beginning stock price as of December 27, 2012 is $4.76.

Denny's TSR performance ranking compared to its Peer Group determines the payout level as shown below.

	Denny's TSR Performance Ranking vs. Peers	Payout as a % of Target
Below Threshold	<25th %ile	—%
Threshold	25th %ile	50%
Target	50th %ile	100%
Maximum	90th %ile	200%

Note: Linear interpolation will be used to determine payouts which fall between given points on this scale.

Peer Group
Denny's TSR will be measured against the TSR of the following twenty-one peer companies:
BJ's Restaurants, Inc.                    Einstein Noah Restaurant Group, Inc.
Bob Evans Farms, Inc.                    Jack in the Box, Inc.
Brinker International, Inc.                Krispy Kreme Doughnuts, Inc.
Buffalo Wild Wings, Inc.                 Panera Bread Company
The Cheesecake Factory Incorporated            Papa John's International, Inc.
Chipotle Mexican Grill, Inc.                Red Robin Gourmet Burgers, Inc.
Cracker Barrel Old Country Store, Inc.             Ruby Tuesday, Inc.
DineEquity, Inc.                     Sonic Corporation
Domino's Pizza, Inc.                    Texas Roadhouse, Inc.
Dunkin Brands Group, Inc.                The Wendy's Company

Form and Timing of Payout, and Taxation
Participants will receive their earned shares and cash as soon as practicable following the end of the performance period, but no later than January 31, 2016. Participants will be taxed on the value of the vested shares and the vested cash on the date of payout. All applicable federal, state, and local taxes will be withheld from the payment due to the participant. The closing stock price of Denny's stock on the last trading day preceding the date of payout will be used to determine the taxable value of the shares.

It is intended that the payments under the LTI Program shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Internal Revenue Code. The Program shall be construed in a manner that affects such intent. Nevertheless, the tax treatment of the Program is not warranted or guaranteed. Neither the Company, its affiliates nor their respective directors, officers, employees or advisors (other than in his or her capacity as a participant in the Program) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any participant or other taxpayer as a result of the LTI Program.
Impact of Termination Events
Participation in the Plan does not constitute an offer or guarantee of employment. The table below shows the impact of various termination events and a change in control:

Termination Event		Payout
Death or disability	•
Termination due to death or disability prior to vesting will result in pro rata vesting of the amount earned, calculated at the end of the quarter in which the termination due to death or disability occurs, and paid out within 30 days following the termination.

	•	Termination due to death or disability occurring between the vesting and payout dates will result in no change to the amount that would have been paid had the termination event not occurred.
Termination for Cause	•	Vested but unpaid and unvested awards will be forfeited. No payout will occur even if awards had vested.
Voluntary Termination (Resignation, Retirement)	•	Vested but unpaid awards will be paid out in accordance with the regular payout schedule. Unvested awards will be forfeited.
Involuntary Termination Not for Cause	•	Vested but unpaid awards will be paid out in accordance with the regular payout schedule. Unvested awards will be forfeited.
Change in Control	•
Vested but unpaid awards will be paid out in accordance with the regular payout schedule, but no later than the date of the Change in Control. Unvested awards will be deemed to be fully earned based on actual performance up to the date of the Change in Control, and will be paid out as soon as practicable within 30 days following the Change in Control.

Impact on Other Plans
Awards are not considered pay for purposes of Denny's retirement or welfare plans. There will be no specific deferral opportunities under this plan.

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